                                                                     Exhibit 5.1
                                                                     -----------

April 15, 1997

CBT Group Public Limited Company
Beech Hill,
Clonskeagh,
Dublin 4


Dear Sirs:

REGISTRATION STATEMENT ON FORM S-8

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about 15th April 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 250,000 additional ordinary shares (which will be represented by 500,000 American Depositary Shares of the Company) in the capital of the Company reserved for issuance under the Company's 1996 Supplemental Stock Plan (the "1996 Plan") and the 4,479 additional ordinary shares (which will be represented by 8,958 American Depositary Shares of the Company) in the capital of the Company reserved for issuance under the Applied Learning Limited Executive Option Plan (the "ALA Plan") (together the "Shares").

As your legal counsel, we have examined the proceedings taken in relation to the 1996 Plan and the ALA Plan and are familiar with the proceedings proposed to be plan taken by you in connection with the issuance of the Shares under the 1996 Plan and the ALA Plan respectively.

It is our opinion that the Shares will be, when issued in the manner referred to in the 1996 Plan or the ALA Plan as the case may be and pursuant to the respective agreements that accompany those Plans, legally and validly issued and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 and further consent to the use of our name, wherever appearing in the said Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Yours faithfully,

/s/ BINCHYS

BINCHYS